Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on August 24, 2012. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2013. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson and David W. Niemiec.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of four Directors:

                                % of     % of            % of     % of Shares
                           outstanding  Shares       outstanding  Present and
Term Expiring 2015    For      Shares   Voted Withheld  Shares      Voting
Ann Torre Bates     3,182,177 55.39%   77.67% 901,808   15.70%      22.01%
Frank J. Crothers   3,179,368 55.34%   77.60% 904,617	15.75%      22.08%
Gregory E. Johnson  3,183,981 55.42%   77.72% 900,004	15.67%      21.97%
David W. Niemiec    3,183,056 55.40%   77.69% 900,929	15.68%      21.99%

*Harris J. Ashton, Edith E. Holiday, Charles B. Johnson, J. Michael Luttig, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2013.

	Shares Voted	% of Outstanding Shares	% of Voted Shares
For        4,014,324    69.87%                       97.98%
Against       43,728     0.76%                        1.07%
Abstain       38,814     0.68%                        0.95%
Total      4,096,866    71.31%                      100.00%